EXHIBIT 6.1


                                  April 3, 1995


PERSONAL AND CONFIDENTIAL

NuVision, Inc.
2284 So. Ballenger Highway
P.O. Box 2600
Flint, Michigan  48501
Attn:  Mr. Jonathan Raven

Dear Gentlemen:

     This letter is to confirm our understanding of the basis upon which Legg Mason Wood Walker, Inc. ("Legg Mason") is being engaged by NuVision, Inc. (the "Company") to provide the advisory services described herein.

     1.   Scope of Engagement.  Legg Mason has been engaged by the Company as a
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     financial advisor to the Board of Directors of the Company (the "Board")
     with respect to a possible transaction (the "Transaction") as described in a proposal (the "Proposal") for the acquisition by American Vision Centers, Inc., or an affiliate thereof, for cash, of all of the outstanding shares of the capital stock of the Company. Unless expressly agreed to in writing by Legg Mason, no one other than the Board is authorized to rely upon this engagement of Legg Mason or any statements, conduct or advice of Legg Mason, and no one other than the Board is intended to be a beneficiary of this engagement.

     2.   Services to be Provided by Legg Mason.  As financial advisor to the
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     Board, Legg Mason will (i) review the Proposal, (ii) consult with the Board and its representatives regarding the financial aspects of the Proposal, and (iii) if requested by the Board, render its opinion to the Board (the "Opinion") as to the fairness, from a financial point of view, to the shareholders of the Company of the consideration offered to be paid to such shareholders pursuant to the Proposal.

     Legg Mason hereby consents to a description of and to inclusion of the Opinion (in its entirety), and to references


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     to Legg Mason, in the filings required to be made by the Company with the
     Securities and Exchange Commission in connection with the Proposal and in materials delivered to the shareholders of the Company which are part of such filings, subject to Legg Mason's prior review and approval of such descriptions and references. Except as set forth in the preceding sentence, neither the opinion nor any advice of Legg Mason shall be used for any other purpose.

     3.   Information Regarding the Company.  The Company will furnish Legg
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     Mason with all information concerning the Company which Legg Mason reasonably requests in connection with the performance of its obligations hereunder. The Company understands that in rendering services hereunder Legg Mason will be relying, without independent verification, on all information that is or will be furnished to Legg Mason by or on behalf of the Company or any other party or potential party to the Transaction and on other publicly available information, and Legg Mason will not in any respect be responsible for the accuracy or completeness thereof. The Company also understands that in rendering services hereunder Legg Mason will be relying, without independent verification, on the advice of counsel to the Company, and other advisors to the Company as to tax and other matters relating to the Transaction.

     4.   Fees.  In consideration of our services as the financial advisor to
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     the Board, the Company agrees to pay Legg Mason a non-refundable initial fee of $25,000 upon execution of this agreement. No portion of this fee shall be refundable in the event that Legg Mason is unable to provide its opinion that the Transaction is fair, from a financial point of view, to the shareholders of the Company or if the Transaction is not consummated. The Company shall pay Legg Mason an additional $25,000 upon the delivery of its opinion to the Board. In addition, to the extent officers or employees of Legg Mason assist in or provide testimony at any action, suit, hearing or proceeding related to or arising from the Transaction or Legg Mason's engagement hereunder (whether in trial or in deposition or at any hearing, and whether during or after the term of this engagement), the Company will pay Legg Mason, in addition to the fee set forth above, Legg Mason's customary per diem charges.


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     5.   Reimbursement of Expenses.  In addition to the fees described in
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     Section 4 above and the obligation of the Company to pay certain expenses set forth in Section 6 below, and whether or not the Transaction is consummated, the Company will pay all of Legg Mason's reasonable out-of-pocket expenses (including the fees and disbursements of its counsel) incurred in carrying out its duties under this engagement.

     6.   Indemnification and Contribution; Limitation of Liability.  The
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     Company agrees to indemnify and hold harmless Legg Mason and its affiliates and their respective officers, directors, employees and agents, and any persons controlling Legg Mason or any of its affiliates within the meaning of Section 15 of the Securities Act of 1933 or Section 20 of the Securities Exchange Act of 1934 (Legg Mason and each such other person or entity being referred to herein as an "Indemnified Person"), from and against all claims, liabilities, losses or damages (or actions in respect thereof) or other expenses which (A) are related to or arise out of (i) actions taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) by the Committee, the Company or their respective affiliates or (ii) actions taken or omitted to be taken by an Indemnified Person with the consent or in conformity with the actions or omissions of the Committee, the Company or their respective affiliates or
     (B) of the preceding sentence which are finally judicially determined to have resulted solely from such Indemnified Person's gross negligence or willful misconduct. In addition, the company agrees to reimburse each Indemnified Person for all out-of-pocket expenses (including fees and expenses of counsel) as they are incurred by such Indemnified Person in connection with investigating, preparing, conducting or defending any such action or claim, whether or not in connection with litigation in which any Indemnified Person is a named party, or in connection with enforcing the rights of such Indemnified Person hereunder.

     If for any reason the foregoing indemnity is unavailable to an Indemnified Person or insufficient to hold an Indemnified Person harmless, then the Company shall contribute to the amount paid or payable by such Indemnified Person as a result of such claim, liability, loss, damage or expense in such proportion as is appropriate to reflect into only the relative


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     benefits received by the Company on the one hand and Legg Mason on the other, but also the relative fault of the Company and Legg Mason, as well as any relevant equitable considerations, subject to the limitation that in any event the aggregate contribution of all Indemnified Persons to all losses, claims, liabilities, damages and expenses shall not exceed the amount of fees actually received by Legg Mason pursuant to this agreement. It is hereby further agreed that the relative benefits to the Company on the one hand and Legg Mason on the other with respect to the proposed Transaction contemplated by this agreement shall be deemed to be in the same proportion as (i) the total value of the Transaction as completed or proposed bears to (ii) the fees paid to Legg Mason under this agreement.

     Without limitation of the above, no Indemnified Person shall have any liability to the Company or any other person in connection with the services rendered pursuant to this agreement, except for any liability for losses, claims, damages or liabilities finally judicially determined to have resulted solely from such Indemnified Person's gross negligence or willful misconduct.

     If indemnification is to be sought hereunder by any Indemnified Person, then such Indemnified Person shall notify the Company of the commencement of any action or proceeding in respect thereof; provided, however, that the failure so to notify the Company shall not relieve the Company from any liability that it may otherwise have to such Indemnified Person. Following such notification, the Company may elect in writing to assume the defense of such action or proceeding, and, upon such election, it shall not be liable for any legal costs subsequently incurred by such Indemnified Person (other than reasonable costs of investigation) in connection therewith, unless (i) the Company has failed to provide counsel reasonably satisfactory to such Indemnified Person in a timely manner or (ii) representation of such Indemnified Person by counsel provided by the Company could present such counsel with a conflict of interest.

     The indemnity, contribution, expense reimbursement and related provisions set forth above shall be in addition to any liability the Company may have to any Indemnified Person at


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     common law or otherwise, and shall survive the expiration of the term of this agreement or consummation of the Transaction.

     7.   Tombstones.  The Company agrees that following the closing of the
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     Transaction, Legg Mason has the right to place advertisements in financial and other newspapers and journals at its own expense describing its services to the Company hereunder, provided that Legg Mason will submit a copy of any such advertisements to the Company for its prior approval, which approval shall not be unreasonably withheld.

     8.   Term of Engagement.  The term of this engagement will continue until
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     the earlier of one year from the date hereof or until the Company has determined not to pursue the Transaction.

     9.   Miscellaneous.  The terms and provisions of this agreement are solely
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     for the benefit of the Company and Legg Mason and the other Indemnified
     Persons and their respective successors, assigns, heirs and personal representatives, and no other person shall acquire or have any right by virtue of this agreement. This agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania without regard to such state's principles of conflicts of laws, and may be amended, modified or supplemented only by written instrument executed by each of the parties hereto.

     If the foregoing is in accordance with our entire understanding in this regard, please sign and return to us the enclosed duplicate hereof.

                                      Very truly yours,

                                      LEGG MASON WOOD WALKER, INC.

                                      By: /S/ ROBERT G. LEVINE
                                      Title:  Principal

ACCEPTED AND AGREED TO:

NuVision, Inc.


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By: /S/ JONATHAN E. RAVEN
Name: Jonathan E. Raven
Title: President
Date: